Exhibit 99.1

JOULE Inc. Announces Fiscal 2003 Third-Quarter and Nine-Months
Financial Results

    EDISON, N.J.--(BUSINESS WIRE)--Aug. 11, 2003--The management of JOULE Inc. (AMEX:JOL) today announced financial results for the fiscal 2003 third quarter and nine months that ended June 30, 2003.
    The Company reported fiscal third-quarter 2003 revenues of $17,799,000, compared with $17,439,000 in the year-ago quarter. Net income of $126,000, or $0.03 per share, compared with last fiscal year's third-quarter net loss of $194,000, or $0.05 per share.
    Nine-month 2003 revenues were $51,325,000, versus $54,232,000 for 2002's corresponding period. The net loss for the 2003 nine months was $314,000, or $0.09 per share, compared with a loss of $269,000, or $0.07 per share, for the 2002 nine months.
    Commenting on the results, John G. Wellman, Jr., JOULE's President and Chief Operating Officer, stated, "During the quarter, the Technical staffing segment once again performed well and our Commercial staffing segment experienced some improvement in demand. However, despite some mixed signals, the economic malaise seems to hang on unremittingly as reflected in the persisting softness in our Industrial services segment.
    "We were pleased to have generated higher consolidated revenues during the third fiscal quarter versus each of the prior two quarters. Our outlook for the last quarter of the fiscal year and beyond remains cautiously optimistic. The efficiency improvements and cost reductions implemented over the past several quarters have positioned us well to lever the benefits of an improving business environment."
    JOULE Inc. is a staffing company providing a variety of technical, commercial and industrial services. Established in 1965, JOULE Inc. operates 17 branch offices, primarily in the greater New Jersey area as well as Alabama, Illinois, Massachusetts and Florida.



                              JOULE INC.
                        Financial Highlights
              (In thousands, except per-share amounts)

                              Three Months Ended:   Nine Months Ended:
                                    June 30,              June 30,
                                  2003     2002        2003     2002
                               -------- --------    -------- --------

  Revenues                     $17,799  $17,439     $51,325  $54,232
  Income (loss) before
   income taxes                    206     (329)       (516)    (485)
  Income tax provision
   (benefit)                        80     (135)       (202)    (216)
                               -------- --------    -------- --------
  Net income (loss)            $   126  $  (194)    $  (314) $  (269)
                               ======== ========    ======== ========
  Basic earnings (loss)
   per share                   $  0.03  $( 0.05)    $( 0.09) $( 0.07)
                               ======== ========    ======== ========
  Diluted earnings (loss)
   per share                   $  0.03  $( 0.05)    $( 0.09) $( 0.07)
                               ======== ========    ======== ========

  Common shares outstanding-
   basic                         3,684    3,682       3,684    3,682

  Common shares and common
   equivalents outstanding-
   diluted                       3,685    3,682       3,684    3,682


    This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulation.

    CONTACT: JOULE Inc.
             John G. Wellman, Jr., 732-548-5444